Exhibit (c)-(4)

Perfect World Co., Ltd. Fairness Analysis Presented to the Special Committee of Independent Directors April 26, 2015 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

Duff & Phelps Disclaimer The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of Perfect World Co., Ltd. (“Perfect World” or the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee. These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion. The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee.

Table of Contents Introduction and Transaction Overview Valuation Analysis Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Appendix Assumptions, Qualifications, and Limiting Conditions Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

Introduction and Transaction Overview The Engagement Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (the “Class B Shares”, and together with the Class A Shares, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing five Class B Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company, Perfect Peony Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Perfect World Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which was dated as of April 24, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs) will be cancelled in exchange for the right to receive US $4.04 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $20.20 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). For purposes of the Opinion, (i) “Excluded Shares” shall mean the Rollover Shares (as defined in the Merger Agreement) and Shares held by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), including such Shares represented by ADSs; and (ii) “Dissenting Shares” shall have the meaning set forth in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: Reviewed the following documents: The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2012 and 2013; The Company’s unaudited financial statements for the twelve months ended December 31, 2014; A detailed financial projection model for the years ending December 31, 2015 through 2021, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”); Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company; A letter dated April 23, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and Documents related to the Proposed Transaction, including the Merger Agreement; Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; Discussed with Company management its plans and intentions with respect to the management and operation of the business; Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

Ownership



Institutional Shareholders 51.5%
Options 6.2%
Directors and Executive Officers 16.2%
Other Shareholders 26.1%

Voting Rights



Institutional Shareholders 25.7%
Options 3.1%
Directors and Executive Officers 58.3%
Other Shareholders 13.0%

Perfect World Co., Ltd. - Ownership Summary

Current Shareholders	Class A Ordinary Shares	Class B Ordinary Shares	ADS Equivalent	% of Fully Diluted Ownership	% of Voting Rights
Directors and Executive Officers					
Chi, Yufeng (Founder and Chairman)	27,542,625	13,416,800	8,191,885	15.4%	54.3%
He, Di (CTO)	2,128,570	0	425,714	0.8%	4.0%
Total Directors and Executive Officers	**29,671,195**	**13,416,800**	**8,617,599**	**16.2%**	**58.3%**
Top 15 Institutional Shareholders					
Greenwoods Asset Management Limited	0	17,840,240	3,568,048	6.7%	3.4%
Fosun International Limited	0	17,736,825	3,547,365	6.7%	3.3%
Wellington Management Company LLP	0	9,289,165	1,857,833	3.5%	1.7%
Peak Reinsurance Company Limited	0	9,004,635	1,800,927	3.4%	1.7%
Prime Capital Management Company Limited	0	8,105,060	1,621,012	3.1%	1.5%
Acadian Asset Management, Inc.	0	7,690,965	1,538,193	2.9%	1.4%
JPMorgan Asset Management Holdings Inc.	0	5,808,570	1,161,714	2.2%	1.1%
Morgan Stanley	0	4,923,690	984,738	1.9%	0.9%
Baron Capital Group, Inc.	0	3,750,000	750,000	1.4%	0.7%
Quoniam Asset Management GmbH	0	3,351,500	670,300	1.3%	0.6%
FIL Limited	0	3,282,090	656,418	1.2%	0.6%
The Renaissance Group LLC	0	3,122,620	624,524	1.2%	0.6%
Standard Life Investments Limited	0	2,652,000	530,400	1.0%	0.5%
Fidelidade - Companhia de Seguros, S.A.	0	2,603,070	520,614	1.0%	0.5%
Farallon Capital Management, L.L.C.	0	2,387,500	477,500	0.9%	0.4%
Top 15 Institutional Shareholders	**0**	**101,547,930**	**20,309,586**	**38.3%**	**19.1%**
Total Institutional Shareholders	0	136,610,840	27,322,168	51.5%	25.7%
Other Shareholders	0	69,204,140	13,840,828	26.1%	13.0%
Total Shares Outstanding	**29,671,195**	**219,231,780**	**49,780,595**	**93.8%**	**96.9%**
Options	0	16,362,965	3,272,593	6.2%	3.1%
Fully Diluted Shares Outstanding	**29,671,195**	**235,594,745**	**53,053,188**	**100.0%**	**100.0%**

Note: Holders of Class A ordinary shares are entitled to ten votes per share, while holders of Class B ordinary shares are entitled to one vote per share. Each Class A ordinary share is convertible into one Class B ordinary share. Class B ordinary shares are not convertible into Class A ordinary shares. Each ADS represents five Class B ordinary shares.
Source: Company filings, Capital IQ, Company provided.

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Introduction and Transaction Overview Trading Analysis Source: Capital IQ Perfect World Co., Ltd. - Trading History April 23, 2014 to April 23, 2015 Perfect World Co., Ltd. Historical Trading Metrics (in thousands, except per Share) During one year prior to Offer Post offer Average Closing Price $19.65 Average Closing Price $18.77 High $25.66 High $19.25 Low $14.87 Low $18.00 Average Volume 518.7 Average Volume 364.4 % of Shares Issued and Outstanding 1.0% % of Shares Issued and Outstanding 0.7% % of Float 1.4% % of Float 1.0% 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (4/23/15) Offer Price Premium Relative to: 10.6% 30 - Day VWAP (1) 21.5% 11.3% 6.5% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 28.2% $18.26 $16.62 $18.15 $18.97 $15.76 May 20, 2014 Perfect World reported Q1 ’14 earnings results. The Company reported net revenue of $143.3 million and earnings of $0.65 per ADS. August 19, 2014 Perfect World reported Q2 ’14 earnings results. The Company reported net revenue of $149.6 million and earnings of $0.53 per ADS. November 26, 2014 Perfect World reported Q3 ’14 earnings results. The Company reported net revenue of $158.7 million and earnings of $0.20 per ADS. January 2, 2015 Perfect World received a non - binding proposal from its Chairman Mr. Yufeng Chi to acquire remaining shares of Perfect World for $20.00 per ADS.

Introduction and Transaction Overview

Proposed Transaction

Perfect World Co., Ltd. - Offer Premium

	ADS Price	Implied Premium
Share price of 4/23/15	$18.26	10.6%
One-week prior to Offer (12/26/14)	$15.83	27.6%
30-days trailing VWAP at Offer	$16.62	21.5%
60-days trailing VWAP at Offer	$18.15	11.3%
90-days trailing VWAP at Offer	$18.97	6.5%
One-year prior to Offer (1/2/14)	$17.78	13.6%
Initial Public Offering (7/25/2007)	$16.00	26.3%
Offer Price	**$20.20**	

Perfect World Co., Ltd. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $20.20
Fully Diluted ADSs Issued and Outstanding (millions)	53.1	
Implied Aggregate Equity Value & Options Proceeds		$1,071.7
Plus: Short-Term Bank Loans		72.1
Less: Proceeds from Exercise of Options		(35.5)
Less: Equity investments (1)		(121.3)
Less: Cash (2)		(515.4)
Implied Enterprise Value (3)		**$471.6**
Implied Offer Multiples:		
EV / LTM Adjusted Revenue (4)	$568.4	0.83x
EV / LTM Adjusted EBITDA (5)	$70.5	6.7x
EV / 2015 Adjusted Revenue (4)	$859.8	0.55x
EV / 2015 Adjusted EBITDA (5)	$75.4	6.3x
EV / 2016 Adjusted Revenue (4)	$1,131.7	0.41x
EV / 2016 Adjusted EBITDA (5)	$92.5	5.0x

Note: Balance sheet data and LTM as of December 31, 2014. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investment in privately held companies and a venture capital fund. Reflects a range of 5%-10% withholding tax discount on onshore equity investments.
(2) Reflects a range of 5%-10% withholding tax discount on excess cash, net of debt, held at onshore entities. Excluded non-controlling interest share of cash held at subsidiaries.
(3) Enterprise value excluding non-controlling interests.
(4) Adjusted to exclude revenue attributable to non-controlling interests.
(5) Adjusted to exclude EBITDA attributable to non-controlling interests.

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Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

	Company Performance	Low		High
Enterprise Value				
Discounted Cash Flow Analysis		¥2,621,900	-	¥3,399,500
Selected Public Companies / M&A Transactions Analysis		¥2,479,800	-	¥3,008,300
Enterprise Value Range (1)		**¥2,551,000**	-	**¥3,204,000**
Plus: Proceeds from Exercise of Options		219,888	-	219,888
Plus: Equity investments (2)		735,813	-	767,805
Less: Short-Term Bank Loans		(446,687)	-	(446,687)
Value Attributable to Fully Diluted ADSs (Excluding Cash)		**¥3,060,015**	-	**¥3,745,007**
Fully Diluted ADSs Issued and Outstanding		53,053,188	-	53,053,188
Value Per ADS (RMB)		¥57.68	-	¥70.59
RMB to USD FX rate (as of 4/24/2015)		6.20	-	6.20
Value Per ADS Range (Excluding Excess Cash)		**$9.31**	-	**$11.39**
Excess Cash (3)		3,141,924	-	3,246,833
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥59.22	-	¥61.20
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$9.56	-	$9.87
Value Per ADS Range		**$18.86**	-	**$21.26**
Implied Valuation Multiples				
EV / LTM Adjusted EBITDA (4)	¥436,890	5.8x	-	7.3x
EV / 2015 Adjusted EBITDA (4)	¥467,400	5.5x	-	6.9x
EV / 2016 Adjusted EBITDA (4)	¥589,577	4.3x	-	5.4x
EV / LTM Adjusted Revenue (5)	¥3,523,083	0.72x	-	0.91x
EV / 2015 Adjusted Revenue (5)	¥5,331,879	0.48x	-	0.60x
EV / 2016 Adjusted Revenue (5)	¥7,209,837	0.35x	-	0.44x

Offer Price
$20.20

Note: Balance sheet data and LTM as of December 31, 2014. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Enterprise value excluding non-controlling interests.
(2) Includes investment in privately held companies and a venture capital fund. Reflects a range of 5%-10% withholding tax discount on onshore equity investments.
(3) Reflects a range of 5%-10% withholding tax discount on excess cash, net of debt, held at onshore entities. Excluded non-controlling interest share of cash held at subsidiaries.
(4) Adjusted to exclude EBITDA attributable to non-controlling interests.
(5) Adjusted to exclude revenue attributable to non-controlling interests.

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Introduction and Transaction Overview ADS Valuation Range $18.86 $18.64 $19.08 $21.26 $20.67 $21.85 $16.00 $17.00 $18.00 $19.00 $20.00 $21.00 $22.00 $23.00 $24.00 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per ADS (USD) $20.20 Offer Price

Valuation Analysis Section 02

Valuation Analysis Financial Performance Historical and Projected Financial Performance (RMB in thousands) Management Projections '14-'21 2012A 2013A 2014A 2015P 2016P 2017P 2018P 2019P 2020P 2021P CAGR PC Games ￥ 2,499,419 ￥ 2,708,780 ￥ 2,773,710 ￥ 2,690,102 ￥ 3,445,075 ￥ 4,407,693 ￥ 5,082,602 ￥ 5,534,318 ￥ 5,448,472 ￥ 5,401,670 10.0% % of Net Revenue 90.2% 88.7% 72.2% 46.3% 44.3% 43.1% 40.7% 38.7% 36.4% 34.7% Mobile Games ￥ 0 ￥ 91,541 ￥ 823,885 ￥ 2,822,294 ￥ 3,907,789 ￥ 5,259,446 ￥ 6,726,575 ￥ 8,008,579 ￥ 8,728,708 ￥ 9,347,655 41.5% % of Net Revenue 0.0% 3.0% 21.4% 48.5% 50.2% 51.4% 53.8% 56.0% 58.3% 60.1% Licensing & Other Revenue ￥ 271,167 ￥ 252,342 ￥ 245,629 ￥ 303,988 ￥ 428,934 ￥ 566,569 ￥ 684,705 ￥ 765,504 ￥ 791,364 ￥ 812,469 18.6% % of Net Revenue 9.8% 8.3% 6.4% 5.2% 5.5% 5.5% 5.5% 5.4% 5.3% 5.2% Net Revenue ￥ 2,770,586 ￥ 3,052,663 ￥ 3,843,224 ￥ 5,816,384 ￥ 7,781,799 ￥ 10,233,709 ￥ 12,493,882 ￥ 14,308,401 ￥ 14,968,544 ￥ 15,561,794 22.1% Growth (7.1%) 10.2% 25.9% 51.3% 33.8% 31.5% 22.1% 14.5% 4.6% 4.0% Gross Profit ￥ 2,319,399 ￥ 2,449,791 ￥ 2,860,099 ￥ 3,529,614 ￥ 4,420,283 ￥ 5,464,327 ￥ 6,456,455 ￥ 7,321,527 ￥ 7,687,537 ￥ 8,058,061 15.9% Margin % 83.7% 80.3% 74.4% 60.7% 56.8% 53.4% 51.7% 51.2% 51.4% 51.8% EBITDA ￥ 802,605 ￥ 626,613 ￥ 635,394 ￥ 679,767 ￥ 840,278 ￥ 987,232 ￥ 1,119,757 ￥ 1,244,485 ￥ 1,376,198 ￥ 1,507,452 13.1% Margin % 29.0% 20.5% 16.5% 11.7% 10.8% 9.6% 9.0% 8.7% 9.2% 9.7% Growth (23.9%) (21.9%) 1.4% 7.0% 23.6% 17.5% 13.4% 11.1% 10.6% 9.5% EBIT ￥ 621,219 ￥ 428,418 ￥ 412,813 ￥ 458,992 ￥ 588,689 ￥ 706,474 ￥ 794,895 ￥ 841,247 ￥ 879,999 ￥ 916,852 12.1% Margin % 22.4% 14.0% 10.7% 7.9% 7.6% 6.9% 6.4% 5.9% 5.9% 5.9% Growth (29.8%) (31.0%) (3.6%) 11.2% 28.3% 20.0% 12.5% 5.8% 4.6% 4.2% Capital Expenditures ￥ 108,801 ￥ 290,857 ￥ 104,020 ￥ 245,410 ￥ 194,545 ￥ 235,375 ￥ 287,359 ￥ 329,093 ￥ 299,371 ￥ 311,236 % of Net Revenue 3.9% 9.5% 2.7% 4.2% 2.5% 2.3% 2.3% 2.3% 2.0% 2.0% % of EBITDA 13.6% 46.4% 16.4% 36.1% 23.2% 23.8% 25.7% 26.4% 21.8% 20.6% Capitalized Software Dev. & Upfront Licensing Fees ￥ 6,603 ￥ 57,391 ￥ 43,808 ￥ 108,234 ￥ 170,359 ￥ 237,387 ￥ 234,183 ￥ 276,169 ￥ 229,232 ￥ 278,096 % of Net Revenue 0.2% 1.9% 1.1% 1.9% 2.2% 2.3% 1.9% 1.9% 1.5% 1.8% % of EBITDA 0.8% 9.2% 6.9% 15.9% 20.3% 24.0% 20.9% 22.2% 16.7% 18.4% Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Source: Company filings, Company management

Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2015-2021 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16.0% to 19.0%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: The Company’s net revenue increases at a compound annual growth rate (“CAGR”) of 22.1% over the seven-year period ending 2021. EBITDA increases at a CAGR of 13.1% over the seven-year period ending 2021. The Company’s EBITDA margin averages 9.8% over the seven-year period ending 2021. Capital expenditures average 2.5% of revenue over the seven-year period ending 2021. Capitalized software development costs and upfront licensing fees average 1.9% of revenue over the seven-year period ending 2021.

Valuation Analysis DCF Valuation Summary Adjusted to exclude net operating profit after tax attributable to non-controlling interests. Prior to application of 5%-10% dividend withholding tax calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation. Enterprise value excluding non-controlling interests. Adjusted to exclude EBITDA attributable to non-controlling interests. Adjusted to exclude revenue attributable to non-controlling interests. Note: Balance sheet data and LTM as of December 31, 2014. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Discounted Cash Flow Analysis (RMB in thousands) Terminal 2014A 2015P 2016P 2017P 2018P 2019P 2020P 2021P Year CAGR Net Revenue ￥ 3,843,224 ￥ 5,816,384 ￥ 7,781,799 ￥ 10,233,709 ￥ 12,493,882 ￥ 14,308,401 ￥ 14,968,544 ￥ 15,561,794 ￥ 15,561,794 22.1% Growth 25.9% 51.3% 33.8% 31.5% 22.1% 14.5% 4.6% 4.0% EBITDA ￥ 635,394 ￥ 679,767 ￥ 840,278 ￥ 987,232 ￥ 1,119,757 ￥ 1,244,485 ￥ 1,376,198 ￥ 1,507,452 ￥ 1,507,452 Margin 16.5% 11.7% 10.8% 9.6% 9.0% 8.7% 9.2% 9.7% 9.7% Growth 1.4% 7.0% 23.6% 17.5% 13.4% 11.1% 10.6% 9.5% 13.1% Earnings Before Interest and Taxes ￥ 458,992 ￥ 588,689 ￥ 706,474 ￥ 794,895 ￥ 841,247 ￥ 879,999 ￥ 916,852 ￥ 945,515 Pro Forma Taxes @ 14.1% (72,034) (90,322) (106,929) (119,397) (125,932) (131,396) (136,593) (140,634) Net Operating Profit After Tax 386,958 498,368 599,545 675,499 715,315 748,603 780,260 804,881 Less: Non-controlling Interest (191,130) (225,631) (257,160) (289,805) (304,237) (318,273) (330,887) (330,887) Adjusted Net Operating Profit After Tax (1) 195,827 272,737 342,384 385,693 411,078 430,330 449,373 473,994 Depreciation 136,667 154,951 167,873 180,651 220,968 271,708 324,336 295,674 Amoritization 84,108 96,637 112,885 144,211 182,270 224,492 266,263 266,263 Tax Affected Other Income 68,720 68,720 68,720 68,720 68,720 68,720 68,720 51,540 Capital Expenditures (245,410) (194,545) (235,375) (287,359) (329,093) (299,371) (311,236) (311,236) Capitalized Software Dev. & Upfront Licensing Fees (108,234) (170,359) (237,387) (234,183) (276,169) (229,232) (278,096) (278,096) (Increase) / Decrease in Working Capital 238,381 146,635 167,897 137,095 123,222 72,071 120,601 120,601 Free Cash Flow (2) ￥ 370,060 ￥ 374,776 ￥ 386,997 ￥ 394,828 ￥ 400,996 ￥ 538,718 ￥ 639,962 ￥ 618,741 Enterprise Value Range Low High Terminal Growth Rate 3.25% 3.25% Weighted Average Cost of Capital 19.0% 16.0% Concluded Enterprise Value (3) ￥ 2,621,900 ￥ 3,399,500 Implied Equity Value ￥ 6,272,838 ￥ 7,286,471 Fully Diluted ADSs Issued and Outstanding 53,053,188 53,798,499 Implied Per ADS Range (RMB) ￥ 118.24 ￥ 135.44 Implied Per ADS Range (USD) $19.08 $21.85 Implied Valuation Multiples EV / LTM Adjusted EBITDA (4) ￥ 436,890 6.0x 7.8x EV / 2015 Adjusted EBITDA (4) ￥ 467,400 5.6x 7.3x EV / 2016 Adjusted EBITDA (4) ￥ 589,577 4.4x 5.8x EV / LTM Adjusted Revenue (5) ￥ 3,523,083 0.74x 0.96x EV / 2015 Adjusted Revenue (5) ￥ 5,331,879 0.49x 0.64x EV / 2016 Adjusted Revenue (5) ￥ 7,209,837 0.36x 0.47x

Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis Duff & Phelps selected nineteen publicly traded companies in the internet and online gaming industry that were deemed relevant to its analysis. Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to revenue, enterprise value to EBITDA, and price to earnings per share. Selected M&A Transactions Analysis Duff & Phelps selected precedent transactions within China’s gaming industry and within the global gaming industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	HQ	Exchange	Stock Price on 4/23/15	% of 52-Wk High	Enterprise Value	3-YR CAGR	LTM	2015	2016	3-YR CAGR	LTM	2015	2016	3-YR AVG	LTM	2015	2016
China Gaming Companies																	
Changyou.com Limited	China	NasdaqGS	$28.78	98.4%	$1,082	15.9%	2.4%	16.3%	7.3%	-37.8%	-78.5%	134.2%	17.0%	40.3%	10.0%	20.2%	22.0%
China Mobile Games and Entertainment Group Limited	China	NasdaqGM	21.80	77.3	616	73.2	NM	84.6	37.2	26.3	NM	167.0	31.7	12.3	19.3	28.0	26.8
Kongzhong Corp.	China	NasdaqGS	6.30	58.2	108	13.4	31.1	16.6	-0.3	24.5	80.3	NA	NA	16.0	17.9	NA	NA
Linekong Interactive Co., Ltd.	China	SEHK	1.81	95.4	493	NA	31.8	69.0	24.3	NA	-84.3	NM	114.6	6.8	1.6	14.3	24.7
NetDragon WebSoft, Inc.	China	SEHK	3.30	95.2	1,137	8.2	8.9	17.5	25.2	-1.1	-3.3	28.3	42.5	29.8	23.1	25.3	28.8
Group Median				95.2%	$616	14.7%	20.0%	17.5%	24.3%	11.7%	-40.9%	134.2%	37.1%	16.0%	17.9%	22.7%	25.8%
China Internet Platform and Gaming Companies																	
Kingsoft Corporation Limited	China	SEHK	$3.71	89.1%	$3,886	48.6%	54.2%	51.2%	49.9%	20.1%	-11.8%	70.7%	85.7%	27.5%	18.3%	20.7%	25.6%
NetEase, Inc.	China	NasdaqGS	118.93	99.0	11,739	17.1	27.4	29.0	16.8	11.3	9.5	21.7	22.1	46.2	42.2	39.8	41.6
Sohu.com Inc.	China	NasdaqGS	65.55	100.0	1,881	25.2	19.5	21.9	18.3	-45.9	-82.2	182.4	123.4	19.3	3.3	7.7	14.6
Tencent Holdings Ltd.	China	SEHK	20.76	94.4	178,391	40.4	30.6	25.3	25.3	32.5	49.6	34.4	28.3	37.5	39.0	41.8	42.8
Group Median				96.7%	$7,812	32.8%	29.0%	27.1%	21.8%	15.7%	-1.1%	52.5%	57.0%	32.5%	28.7%	30.2%	33.6%
Global Gaming Companies																	
Activision Blizzard, Inc.	United States	NasdaqGS	$23.75	98.9%	$16,895	-2.5%	-3.8%	0.3%	9.4%	-5.6%	-14.0%	14.6%	22.0%	31.2%	28.9%	33.0%	36.8%
Electronic Arts Inc.	United States	NasdaqGS	59.88	100.0	16,435	-0.1	21.6	0.1	5.3	NM	NM	12.1	8.0	7.5	24.9	27.9	28.6
GameLoft SE	France	ENTXPA	5.03	64.6	370	11.4	-2.6	21.0	11.3	-22.0	-62.3	140.5	34.8	12.1	6.0	12.0	14.5
Glu Mobile, Inc.	United States	NasdaqGS	5.36	71.8	520	44.5	111.3	19.0	8.0	NM	NM	125.3	32.6	-4.8	6.6	12.5	15.4
GungHo Online Entertainment, Inc.	Japan	JASDAQ	3.87	60.4	3,343	NM	6.1	-10.4	-11.7	NM	2.3	-20.5	-11.6	52.0	55.3	49.1	49.2
King Digital Entertainment plc	Ireland	NYSE	17.01	75.5	4,450	NM	20.4	-2.8	2.5	NM	3.3	15.2	6.5	NM	32.8	38.9	40.4
NCsoft Corporation	South Korea	KOSE	188.95	93.6	2,956	11.3	10.8	4.6	12.9	24.7	29.9	6.8	19.2	31.4	37.3	38.1	40.2
NEXON Co., Ltd.	Japan	JASDAQ	13.63	97.1	5,256	25.4	11.3	6.4	4.9	16.7	-0.8	-3.4	5.2	49.8	43.9	39.9	40.0
Take-Two Interactive Software Inc.	United States	NasdaqGS	25.10	82.3	1,580	27.4	-60.2	63.1	17.1	66.5	NM	NM	42.6	3.9	-4.9	12.7	15.4
Zynga, Inc.	United States	NasdaqGS	2.53	57.2	1,354	-15.4	-20.9	-3.8	18.1	NM	NM	NM	NM	-0.8	-15.2	0.6	7.8
Group Median				78.9%	$3,150	11.3%	8.5%	2.4%	8.7%	16.7%	0.8%	13.3%	19.2%	12.1%	26.9%	30.4%	32.7%
Aggregate Mean				84.6%	$13,289	21.5%	16.7%	22.6%	14.8%	8.5%	-11.6%	62.0%	36.7%	23.2%	20.6%	25.7%	28.6%
Aggregate Median				93.6%	$1,881	16.5%	15.4%	17.5%	12.9%	16.7%	-2.1%	28.3%	28.3%	23.4%	19.3%	26.6%	27.7%
Perfect World Co., Ltd. (Management Projections)[1]						8.8%	25.9%	51.3%	33.8%	-15.5%	1.4%	7.0%	23.6%	22.0%	16.5%	11.7%	10.8%

(1) The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Financials adjusted to December end fiscal year
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL

17

DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			STOCK PRICE AS A MULTIPLE OF		ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	HQ	Exchange	Stock Price on 4/23/15	% of 52-Wk High	Enterprise Value	2015 EPS	2016 EPS	2015 EBITDA	2016 EBITDA	2015 Revenue	2016 Revenue
China Gaming Companies											
Changyou.com Limited	China	NasdaqGS	$28.78	98.4%	$1,082	9.3x	8.5x	6.1x	5.2x	1.23x	1.15x
China Mobile Games and Entertainment Group Limited	China	NasdaqGM	21.80	77.3	616	9.8	7.9	5.9	4.4	1.64	1.19
Kongzhong Corp.	China	NasdaqGS	6.30	58.2	108	7.2	7.3	NA	NA	0.41	0.41
Linekong Interactive Co., Ltd.	China	SEHK	1.81	95.4	493	18.9	11.7	18.6	8.7	2.66	2.14
NetDragon WebSoft, Inc.	China	SEHK	3.30	95.2	1,137	49.8	25.7	24.6	17.3	6.23	4.97
Group Median				95.2%	$616	9.8x	8.5x	12.4x	6.9x	1.64x	1.19x
China Internet Platform and Gaming Companies											
Kingsoft Corporation Limited	China	SEHK	$3.71	89.1%	$3,886	35.9x	20.3x	23.0x	12.4x	4.75x	3.17x
NetEase, Inc.	China	NasdaqGS	118.93	99.0	11,739	17.7	15.2	12.1	9.9	4.81	4.12
Sohu.com Inc.	China	NasdaqGS	65.55	100.0	1,881	NM	NM	11.9	5.3	0.92	0.78
Tencent Holdings Ltd.	China	SEHK	20.76	94.4	178,391	39.0	30.1	26.7	20.8	11.18	8.92
Group Median				96.7%	$7,812	35.9x	20.3x	17.5x	11.1x	4.78x	3.65x
Global Gaming Companies											
Activision Blizzard, Inc.	United States	NasdaqGS	$23.75	98.9%	$16,895	20.1x	16.6x	11.6x	9.5x	3.82x	3.49x
Electronic Arts Inc.	United States	NasdaqGS	59.88	100.0	16,435	23.9	20.1	13.2	12.2	3.69	3.50
GameLoft SE	France	ENTXPA	5.03	64.6	370	42.3	23.3	10.4	7.7	1.24	1.12
Glu Mobile, Inc.	United States	NasdaqGS	5.36	71.8	520	21.4	15.8	15.7	11.8	1.96	1.81
GungHo Online Entertainment, Inc.	Japan	JASDAQ	3.87	60.4	3,343	10.5	12.7	5.3	5.9	2.58	2.92
King Digital Entertainment plc	Ireland	NYSE	17.01	75.5	4,450	8.5	8.3	5.2	4.9	2.02	1.97
NCsoft Corporation	South Korea	KOSE	188.95	93.6	2,956	17.9	14.7	9.6	8.0	3.65	3.23
NEXON Co., Ltd.	Japan	JASDAQ	13.63	97.1	5,256	17.3	16.6	8.6	8.1	3.42	3.26
Take-Two Interactive Software Inc.	United States	NasdaqGS	25.10	82.3	1,580	21.2	11.7	7.8	5.5	0.99	0.85
Zynga, Inc.	United States	NasdaqGS	2.53	57.2	1,354	NM	NM	NM	22.1	2.04	1.73
Group Median				78.9%	$3,150	20.1x	15.8x	9.6x	8.1x	2.31x	2.44x
Aggregate Mean				84.6%	$13,289	21.8x	15.7x	12.7x	10.0x	3.12x	2.67x
Aggregate Median				93.6%	$1,881	18.9x	15.2x	11.6x	8.4x	2.58x	2.14x

Financials adjusted to December end fiscal year
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 18 DUFF&PHELPS

Valuation Analysis Selected M&A Transactions Analysis – China Gaming Transactions Source: Capital IQ, company filings, press releases Selected M&A Transactions Analysis - China Gaming Transactions ($ in millions) Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue 12/18/2014 Pending Kingworld (Beijing) Technology Co., Ltd. Engages in the design, development and operation of the mobile and web games with an additional mobile platform for publication SinoCom Software Group Limited (SEHK:299) $58.0 $5.6 N/A N/A N/A 10.42x 12/1/2014 Pending Shanghai The Dream Network Technology Co. Ltd. Provides Web games, social games, mobile Internet games, and various cross platform gaming services Fuchun Communications Co., Ltd. (SZSE:300299) $146.3 $19.6 N/A N/A N/A 7.48x 8/19/2014 Pending DIANDIAN Interacitve (Beijing) Technology Ltd. Develops social games across multiple online and mobile platforms Shanghai Zhongji Investment Holding Co., Ltd. (SHSE:600634) $960.0 $56.9 $32.0 56.3% 30.0x 16.86x 8/13/2014 Pending Shanghai Douwan Network Technology Co., Ltd. Develops and operates web games and mobile games Song Liao Automotive Co., Ltd. (SHSE:600715) $232.0 $13.4 N/A N/A N/A 17.27x 6/9/2014 Pending Xu You Game Develops sports based computer games Hunan Tianrun Enterprises Holding Co., Ltd (SZSE:002113) $97.8 $7.8 N/A N/A N/A 12.51x 5/22/2014 Closed Beijing Elex Technology Co., Ltd. Develops and distributes various video games, such as browser and social network games Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373) $426.6 $991.7 N/A N/A N/A 0.43x 1/27/2014 Pending Shanda Games Limited (NasdaqGS:GAME) Develops, sources, and operates online games in China Acting CEO; Ningxia Zhongyin Cashmere International Group Co., Ltd.; Orient Hongtai (Hong Kong) Limited; Haitong Securities Co., Ltd. $1,872.2 $600.1 $227.3 37.9% 8.2x 3.12x 1/17/2014 Closed Shanghai T2 Entertainment Co., Ltd. Develops and operates sports-related online games Zhejiang Century Huatong Group Co., Ltd. $159.2 $32.8 N/A N/A N/A 4.86x 1/19/2014 Pending Beijing PearlinPalm Information Technology Co., Ltd Develops and publishes video games for mobile phones internationally Shenzhen ZongYi Technology Co., Ltd. $13.1 $20.7 N/A N/A N/A 0.63x 11/25/2013 Closed Giant Interactive Group, Inc. Develops Web games Chairman; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.; CDH Fund $2,368.3 $380.4 $248.8 65.4% 9.5x 6.23x 10/24/2013 Closed Shanghai Youzu Information Technology Co. Ltd. Develops Web games Susino Umbrella Co.,Ltd. $635.8 $65.5 N/A N/A N/A 9.71x 10/10/2013 Closed Shang Game Co., Ltd. Develops games and applications for social networks like face book Ourpalm Co.,Ltd (SZSE:300315) $187.6 $6.0 N/A N/A N/A 31.39x 8/31/2013 Closed Shanghai 37wan Network and Technology Co., Ltd. Offers Web game development operations Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555) $1,435.0 $170.7 N/A N/A N/A 8.41x 7/22/2013 Closed Beijing Playcrab Technology Co., Ltd. Develops mobile games Ourpalm Co.,Ltd (SZSE:300315) $284.9 $16.0 N/A N/A N/A 17.84x 7/22/2013 Closed Guangzhou Yin Han Technology Company Limited Develops and distributes mobile games Huayi Brothers Media Corporation (SZSE:300027) $212.7 $18.8 N/A N/A N/A 11.31x 10/25/2012 Closed Beijing Manyougu Information Technology Co., Ltd Operates as an online game development company Chengdu B-ray Media Co.,Ltd. (SHSE:600880) $237.0 $33.9 N/A N/A N/A 6.99x China Mean 53.2% 15.9x 10.34x China Median 56.3% 9.5x 9.06x

Valuation Analysis

Selected M&A Transactions Analysis – International Gaming Transactions

Selected M&A Transactions Analysis - International Gaming Transactions

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
3/13/2015	Pending	G-mode Co., Ltd.	Plans, develops, and licenses casual games for mobile phones	Marvelous Inc.	$20.6	$8.9	N/A	N/A	N/A	2.33x
11/12/2014	Closed	Big Fish Games, Inc.	Produces and distributes paid, casual free-to-play, and casino-style games for PCs and mobile devices worldwide	Churchill Downs Inc.	$835.0	$308.4	$44.8	14.5%	18.6x	2.71x
10/14/2014	Closed	Diwip Ltd.	Develops social online games for customers worldwide	Imperus Technologies Corp.	$105.2	$28.4	$14.7	51.9%	7.2x	3.71x
9/15/2014	Pending	Mojang AB	Develops games include Cobalt, Minecraft and Scrolls	Microsoft Corporation	$2,500.0	$326.0	N/A	N/A	N/A	7.67x
8/21/2014	Pending	Supercell Oy	Develops games for iPads, iPhones, iPod touch and tablets	SoftBank Corp.	$3,373.9	$901.1	$326.4	36.2%	10.3x	3.74x
7/30/2014	Closed	Cie Games, Inc.	Creates online social games	Glu Mobile, Inc.	$97.8	$20.7	$2.3	11.2%	42.1x	4.73x
6/30/2014	Pending	Digital Extremes Ltd.	Develops video games	Leyou Technologies Holdings Limited; Perfect Online Holding Limited	$120.0	$25.6	N/A	N/A	N/A	4.68x
10/21/2013	Closed	Gamepot Inc.	Designs and develops online, browser, social and smart phone games	GMO Internet Inc.	$9.2	$47.0	N/A	N/A	N/A	0.20x
10/10/2013	Closed	Supercell Oy	Develops games for iPads, iPhones, iPod touch, and tablets	SoftBank Corp.; GungHo Online Entertainment, Inc.	$3,000.0	$701.7	N/A	N/A	N/A	4.28x
10/1/2012	Closed	gloops, Inc.	A social application provider, develops and operates social games	NEXON Co., Ltd.	$467.6	$304.3	N/A	N/A	N/A	1.54x
2/15/2012	Closed	Ntreev Soft Co., Ltd.	Develops and publishes online and PC package games	NCsoft Corporation	$126.5	$48.7	N/A	N/A	N/A	2.60x
					Intl. Mean			28.5%	19.5x	3.47x
					Intl. Median			25.4%	14.5x	3.71x
					Aggregate Mean			39.1%	18.0x	7.54x
					Aggregate Median			37.9%	10.3x	4.86x

Source: Capital IQ, company filings, press releases

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DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Conclusions

Selected Public Companies / M&A Transactions Analysis

(RMB in thousands)

Metric	Public Company Range	Public Company Median	Transaction Median	Selected Multiple Range	Company Performance	Enterprise Value Range
	Enterprise Valuation Multiples			**Valuation Summary**		
EV / 2015 Adjusted EBITDA (1)	5.2x - 26.7x	11.6x	NA	**5.25x - 6.25x**	¥467,400	¥2,453,849 - ¥2,921,249
EV / 2016 Adjusted EBITDA (1)	4.4x - 22.1x	8.4x	NA	**4.25x - 5.25x**	¥589,577	¥2,505,702 - ¥3,095,279

Concluded Enterprise Value Range (2)	**¥2,479,800**	-	**¥3,008,300**
Implied Equity Value	¥6,130,738	-	¥6,796,139
Fully Diluted ADSs Issued and Outstanding	53,053,188	-	53,053,188
Implied Per ADS Range (RMB)	¥115.56	-	¥128.10
Implied Per ADS Range (USD)	$18.64	-	$20.67

Metric	Public Company Range	Public Company Median	Transaction Median	Company Performance	Implied Multiples
EV / LTM Adjusted EBITDA (1)	2.7x - 39.2x	14.8x	10.3x	¥436,890	5.7x - 6.9x
EV / 2015 Adjusted EBITDA (1)	5.2x - 26.7x	11.6x	NA	¥467,400	5.3x - 6.4x
EV / 2016 Adjusted EBITDA (1)	4.4x - 22.1x	8.4x	NA	¥589,577	4.2x - 5.1x
EV / LTM Adjusted Revenue (3)	0.48x - 14.01x	3.02x	4.86x	¥3,523,083	0.70x - 0.85x
EV / 2015 Adjusted Revenue (3)	0.41x - 11.18x	2.58x	NA	¥5,331,879	0.47x - 0.56x
EV / 2016 Adjusted Revenue (3)	0.41x - 8.92x	2.14x	NA	¥7,209,837	0.34x - 0.42x

(1) Adjusted to exclude EBITDA attributable to non-controlling interests.

(2) Enterprise value excluding non-controlling interests.

(3) Adjusted to exclude revenue attributable to non-controlling interests.

Note: Balance sheet data and LTM as of December 31, 2014. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

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Assumptions, Qualifications, and Limiting Conditions Appendix 01

Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered. Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps: Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information; Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions; Assumed that information supplied to Duff & Phelps and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction; Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party; Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps is not expressing any opinion as to the market price or value of Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (excluding the Excluded Shares, the Dissenting Shares and Class B Shares represented by ADSs) and ADSs (excluding ADSs representing the Excluded Shares).

Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps, the Company, and the Special Committee dated January 12, 2015 (the “Engagement Letter”). The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Summary of Premiums Paid Appendix 02

Summary of Premiums Paid Going Private and Gaming Company Transactions Note: Excludes negative premiums. Source: Capital IQ Premiums Paid - Going Private Transactions Transactions announced, closed, or effective from January 2012 - April 2015 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 327 36.3 38.1 42.6 71.9 Overall Median 24.6 28.2 29.1 79.9 Chinese Companies Mean 52 38.1 42.2 45.4 65.1 Chinese Companies Median 25.5 31.3 30.7 68.3 US-Listed Chinese Companies Mean 45 39.9 44.4 47.4 65.1 US-Listed Chinese Companies Median 25.7 33.7 32.5 68.1 Perfect World Co., Ltd. 28.2 27.6 19.2 60.0 Premiums Paid - Gaming and Entertainment Software Change of Control Transactions Transactions announced, closed, or effective from January 2012 - April 2015 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 17 47.7 51.4 57.1 40.9 Overall Industry Median 22.1 36.2 47.1 45.9 Chinese Companies Mean 3 20.3 36.2 41.8 74.3 Chinese Companies Median 20.3 36.2 41.8 88.0 Perfect World Co., Ltd. 28.2 27.6 19.2 60.0